EXHIBIT 5.1

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July 23, 2008

CombiMatrix Corporation

6500 Harbor Heights Pkwy, Suite 303

Mukilteo, WA 98275

Re:	CombiMatrix Corporation
Registration Statement on Form S-3, filed July 23, 2008

Ladies and Gentlemen:

We are acting as counsel to CombiMatrix Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-3, which was filed on July 23, 2008 (the “Registration Statement”).  The Registration Statement covers the resale by a selling shareholder of up to 1,179,444 shares of common stock, $0.001 par value per share (the “Covered Shares”), issuable upon conversion of secured convertible debentures (the “Debentures”) and upon exercise of outstanding warrants (the “Warrants”).

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Debentures, the Warrants and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.  In connection with our opinion expressed below, we have assumed that: (i) the Covered Shares will be evidenced by appropriate certificates, duly executed and delivered and payment therefor will have been received by the Company in accordance with the terms of the Debentures or the Warrants, as the case may be; (ii) the Company will maintain a sufficient number of authorized and unissued shares of common stock at all times to permit the conversion of the Debentures, the exercise of the Warrants or issuance of Covered Shares in accordance with the terms of the Debentures or the Warrants, as the case may be; and (iii) at or prior to the time of the delivery of any of the Covered Shares issuable upon conversion of the Debentures and upon exercise of the Warrants, there will not have occurred any change of law affecting the validity or enforceability of these securities.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinion: When issued and sold by the Company, the Covered Shares will be duly issued, fully paid and non-assessable.

We are expressing our opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP